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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                   FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                               September 1, 1999
              (Date of Report - Date of Earliest Event Reported)


                          NATIONAL AUTO CREDIT, INC.
            (Exact Name of Registrant as Specified in its Charter)



   DELAWARE                               1-11601               34-1816760
(State or Other Jurisdiction of          (Commission         (I.R.S. Employer
Incorporation or Organization)            File No.)         Identification No.)


                     30000 AURORA ROAD, SOLON, OHIO 44139
             (Address of Principal Executive Offices and Zip Code)


                                (440) 349-1000
             (Registrant's Telephone Number, Including Area Code)


                                NOT APPLICABLE
         (Former name or former address, if changed from last report)







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ITEM 5.  OTHER EVENTS.

         On September 1, 1999, the Company issued the following press release:

               NATIONAL AUTO CREDIT TO PROTECT CORPORATE ASSETS
 AND PUBLIC STOCKHOLDERS IN RESPONSE TO MAJORITY STOCKHOLDER EFFORT TO SEIZE
                                   CONTROL


         SOLON, Ohio, Sept. 1/PRNewswire/ -- National Auto Credit, Inc. (OTC Bulletin Board: NAKD) announced today that on August 30, 1999, Sam J. Frankino, the majority stockholder and former chairman of the company, filed his written consent as a stockholder, which purports to amend the company's bylaws to expand the number of directors constituting the board from six to thirteen and to appoint Peter Zackaroff, David Huber, Philip Sauder, Lorraine Dodero, Terry Sweitzer, Donald Jasensky and William Maund to the company's board, effective immediately.

         Mr. Zackaroff was the company's executive vice president, general counsel and secretary from 1988 through 1994. Ms. Dodero is Mr. Frankino's daughter. Mr. Frankino also nominated himself, William Dodero, Mr. Zackaroff and Mr. Huber for election to the board at the company's 1999 annual meeting, now set for September 15, 1999. Mr. Dodero is Mr. Frankino's son-in-law.

         Mr. Frankino also filed an action against the company and six present directors in the Chancery Court for the State of Delaware. In the action, Mr. Frankino seeks to invalidate the company's existing bylaw not permitting stockholders to act by written consent; confirm the validity of the bylaw change purportedly made pursuant to the consent to raise the number of directors to thirteen; confirm the election to the board of Mr. Frankino's designees; and award attorney's fees and costs. The Court was also asked to enter an interim order restricting or prohibiting various corporate transactions not in the ordinary course of business pending a final determination of the case on the merits.

         The company believes that Mr. Frankino's consent is invalid and without effect. The company also stated that it intends to vigorously defend the action, with the objective of protecting the interests of all stockholders.

         Furthermore, the company expressed grave concerns over yet another attempt by Mr. Frankino and his affiliates to reinstate themselves, seize control and dominate the affairs and operations of the company, especially in light of the troubling events that occurred while Mr. Frankino previously headed management at the company.

         As previously reported, the company's prior independent auditors resigned in early 1998 because, in their view, they could no longer rely on the representations of the then management of the company, which was led by Mr. Frankino. In the company's recently issued fiscal 1999 annual report, the company stated that its previously issued fiscal 1995, 1996 and 1997 financial statements required restatement (reflecting, among other things, a $91.7 million net loss in fiscal 1998). The restatements were required to correct accounting that resulted from the failure to properly consider information available at the time those financial statements were prepared, including information


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that may not have been considered due to certain errors or irregularities in certain accounting or corporate records.

         The company continues to cooperate with the SEC and the FBI in connection with their respective on going investigations of the company and former employees, and maintains dialogue with the plaintiffs in the stockholder lawsuit arising out of events occurring during Mr. Frankino's tenure.

         The board of directors of the company highlighted that over the last eighteen months since Mr. Frankino resigned, the company's financial statements and accounting records have been put in order, and significant steps have been made toward rebuilding trust and stockholder value, as well as positioning the company for future growth. This latest attempt by Mr. Frankino to seize control necessitates further action to protect the company's assets and the public stockholders.

         National Auto Credit, Inc. is a specialized financial services company that invests primarily in sub-prime, used-automobile consumer loans, which take the form of installment loans collateralized by the related vehicle. The company, through its affiliate, NAC, Inc., purchases these loans from used-automobile dealerships that participate in the company's loan purchase program.

         National Auto Credit also performs the underwriting and collections functions for all the loans purchased. Its operations enable these dealers to provide financing to customers who have limited access to more traditional consumer credit sources or might otherwise be unable to obtain financing.

         This release may include statements that constitute forward-looking statements, usually containing the words "believe," "estimate," "project," "expects," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this document.



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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         NATIONAL AUTO CREDIT, INC.



Date:  September 3, 1999                 By: /s/ Raymond A. Varcho
                                            -----------------------------------
                                            Raymond A. Varcho
                                            Vice President, General Counsel
                                            Secretary